Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Agility Health & Wellness Corporation

Rm G, 10th Floor, Everest Ind Centre, 396 Kwun Tong Rd,

Kwun Tong, Kowloon, Hong Kong

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No.1 of Agility Health & Wellness Corporation of our report date May 4, 2017, relating to our audit of the consolidated balance sheet of Agility Health & Wellness Corporation as of December 31, 2016 and February 28, 2017 and the related consolidated statements of income, stockholders’ equity and cash flows for the period ended December 31, 2016 and February 28, 2017.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ WELD ASIA ASSOCIATES

WELD ASIA ASSOCIATES

KUALA LUMPUR, MALAYSIA

JULY 4, 2017